UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

 Blast Energy Services, Inc.
(Exact name of registrant as specified in its charter)

Texas	22-3755993
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

14550 Torrey Chase Blvd, Suite 330
Houston, Texas 77014
(Address of principal executive offices) (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
N/A	N/A

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [  ]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [X]

Securities Act registration statement file number to which this form relates: 333-64122 (if applicable).

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, $0.001 Par Value Per Share
(Title of class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant’s Securities to be Registered.

Holders of shares of common stock, $0.001 par value per share, of Blast Energy Services, Inc. (the “Company,” “we,” and “us”) are entitled to one vote per share on each matter submitted to a vote of shareholders. In the event of liquidation, holders of common stock are entitled to share pro rata in the distribution of assets remaining after payment of liabilities, if any. Holders of common stock have no cumulative voting rights, and, accordingly, the holders of a majority of the outstanding shares have the ability to elect all of the directors. Holders of common stock have no preemptive or other rights to subscribe for shares. Holders of common stock are entitled to such dividends as may be declared by the Board out of funds legally available therefore.

Item 2. Exhibits.

Exhibit 2.1	Agreement and Plan of Reorganization, dated April 24, 2003, as amended June 30, 2003;
Filed July 18, 2003 with the SEC, Report on Form 8-K

Exhibit 2.2	Articles of Merger (California and Texas)
Filed on April 7, 2008 with the SEC, Form 10-KSB

Exhibit 3.1	Certificate of Formation Texas
Filed March 6, 2008 with the SEC, Form 8-K

Exhibit 3.2	Certificate of Designation of Series A Preferred Stock
Filed March 6, 2008 with the SEC, Form 8-K

Exhibit 3.3	Bylaws of Blast Energy Services, Inc., Texas
Filed March 6, 2008 with the SEC, Form 8-K

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Blast Energy Services, Inc.

By: /s/ Michael Peterson
Michael Peterson
Interim President and CEO

Date: July 13, 2009